NEWS FROM
                              DHB INDUSTRIES, INC.
                   555 Westbury Avenue-Carle Place, NY 11514
                 t:516/997-1155 - f:516/997-1144 - WWW.DHBT.COM
                                                   ------------


FOR IMMEDIATE RELEASE          CONTACTS:  Dawn Schlegel           Robin Schoen
TUESDAY, JANUARY 29, 2002                 Investor Relations      Media
                                          516/997-1155            215/504-2122

               DHB APPROVED FOR TRADING ON AMERICAN STOCK EXCHANGE

Carle Place, NY - DHB Industries, Inc. [AMEX:DHB] today announced that it has been approved for trading on the American Stock Exchange. DHB has been trading on the OTC Bulletin Board under the symbol DHBT and on the Boston Stock Exchange under the symbol DHB.

David H. Brooks, chief executive officer and chairman of DHB Industries, stated, "Approval to trade on the American Stock Exchange validates our significant progress over the past two years and our commitment as a public company." He continued, "We anticipate that trading on the AMEX will greatly expand the number of investors who have been attracted to our continuing positive performance." Brooks concluded, "We have a large backlog of orders and continue to receive new orders from the U.S. Military and Federal, State, and Local law enforcement agencies. Any increase in military spending, as recently requested of Congress by the President, will contribute to DHB's growth well into the future."

DHB Industries is the parent company of DHB Armor Group and DHB Sports Group. DHB Armor Group -- Point Blank Body Armor, Inc., Point Blank International, S.A., and Protective Apparel Corporation of America (PACA) -- focused on the design, manufacture, and distribution of bullet resistant and protective body armor for military, law enforcement, and corrections in the U.S. and worldwide. The leading contractor in the protective body armor industry, DHB Armor Group's customers include the U.S. Marine Corps., the U.S. Army, the U.S. Navy, the U.S. Coast Guard, the U.S. Marshals, the INS, the FBI, the U.S. Secret Service, NATO, and the NYPD. DHB Sports Group -- NDL, Grid, FLEX-AID, MagneSystems, and DBS -- produces and markets a comprehensive line of athletic supports and braces, orthopedic and magnetic therapy products which are merchandised through national superstore chains including Target and Wal-Mart, as well as private label distributors such as Meijer, Amerisource, Cardinal Health, and CDMA. DHB maintains facilities in Carle Place, NY, Oakland Park, FL, Jacksboro, TN, and Liege, Belgium.

                                       ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.